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                                                                    EXHIBIT 11.1


                               IKOS SYSTEMS INC.
                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share amounts)

                                                        Three Months Ended
                                                     December 28,  December 30,
                                                         1996         1995
                                                     ------------  ------------
Net income                                                 $2,175       $1,375
                                                           ======       ======
Number of shares used in computing per share amounts:
   Weighted average common shares outstanding               8,241        6,886
   Common equivalent shares attributable to stock
    options (treasury stock method)                           615          633

                                                           ------       ------
Total weighted average common shares outstanding            8,856        7,519
                                                           ======       ======

Net income per share                                        $0.25        $0.18
                                                           ======       ======
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